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                                                                    Exhibit 99.4

FOR IMMEDIATE RELEASE

SAFLINK CONTACT:
James W. Shepperd
Chief Financial Officer
SAFLINK Corporation
425-881-6766
jshepperd@saflink.com
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                  Nasdaq Halts Trading of SAFLINK Corporation

REDMOND, Wash., June 1, 2001 -- SAFLINK Corporation (Nasdaq: ESAF) announced
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today that it was notified that The  Nasdaq SmallCap Market halted trading in
SAFLINK's common stock, pursuant to Rule 4330(a)(2) of the Nasdaq Marketplace Rules, due to the inclusion in SAFLINK's Annual Report on Form 10-K of a disclaimer opinion by SAFLINK's independent accountants with respect to financial statements required to be certified by such accountants.

The Company is in the process of attempting to raise $8 million through a private placement to accredited investors. If and when such financing is concluded, the Company will endeavor to file an amendment to its Form 10-K that will attempt to address a failure to comply with the requirement that an opinion be expressed. The Company expects that once such an amendment is filed, Nasdaq will allow trading in SAFLINK's common stock to recommence.

There can be no assurance, however, that the Company will conclude such financing and that if and when concluded that SAFLINK will satisfy the Nasdaq listing requirements so that Nasdaq will permit trading in SAFLINK stock.

As previously announced, the Company is scheduled to have a delisting hearing with Nasdaq on June 7, 2001.

The securities offered in the pending financing will not be or have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financing and Nasdaq's determination with respect to an amendment to SAFLINK's Form 10-K, and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the Securities and Exchange Commission.

PR 01-010